Exhibit 99.1

Atlantic Coast Federal Corporation Declares Quarterly Dividend of $0.09 Per Common Share

WAYCROSS, Ga.--(BUSINESS WIRE)--December 24, 2008--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.09 per share versus $0.11 per share last quarter. The dividend will be paid on January 26, 2009, to all stockholders of record as of January 9, 2009.

Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 65% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

The Company continues to focus its dividend policy on achieving and maintaining an attractive return for stockholders. Based on the current market price of the Company's common stock, the new rate represents an indicated annual yield of approximately 10.3%. Coupled with its capital management strategy, which the Company believes is prudent considering the prevailing operating and economic environment, Atlantic Coast Federal Corporation continues to implement a stock repurchase program to improve liquidity for stockholders.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376